SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                October 10, 1996
                                ----------------
                                (Date of Report)


                           WESTERN COUNTRY CLUBS, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as specified in its charter)



                                    COLORADO
                   -------------------------------------------
                 (State or other jurisdiction of incorporation)


          0-24058                                     84-1131343
    ----------------------                  ----------------------------------
   (Commission File Number)                (IRS Employer Identification Number)


                    1601 West Evans Street, Denver, Co. 80223
            --------------------------------------------------------
           (Address of principal executive offices including zip code)


                                 (303) 934-2424
                -------------------------------------------------
               (Registrant's telephone number including area code)


                                 Not Applicable
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)





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Item 1. Changes in Control of Registrant
----------------------------------------

     Troy H. Lowrie, the then President, a director and a principal shareholder of Western Country Clubs, Inc., a Colorado corporation ("WCCI"), entered into a Stock Purchase Agreement dated as of September 20, 1996 (the "Agreement") with Red River Concepts, Inc. a Delaware corporation ("Red River") and its designees, and WCCI under which Mr. Lowrie agreed to sell to Red River 1,300,000 shares of common stock, $.01 par value (the "Shares"), of WCCI which he owned, upon the terms and conditions set forth in the Agreement.

     Pursuant to the first closing under the Agreement which occurred on October 10, 1996 (the "First Closing"), Lowrie sold: (i) two hundred thousand (200,000) Shares (the "Initial Shares") for $1.00 per share or $200,000 in cash to certain designees of Red River; and (ii) eight hundred thousand (800,000) Shares (the "Second Shares") for $1.00 per share or $800,000 paid with a one-year promissory note in the principal amount of $800,000 (the "Note") to Red River. The Note bears interest at the prime rate of First Interstate Bank of Denver, N.A., to be paid semi-annually, is secured by the Second Shares, is guaranteed by Red River and is personally guaranteed by James E. Blacketer and Joe R. Love (officers and directors of Red River). The Agreement provides that if any of the Second Shares are sold by Red River prior to the due date of the Note, Red River will apply all of the proceeds thereof to the payment of the Note, such proceeds to be applied first to any unpaid interest and the balance to principal to the extent required to retire the Note, and Lowrie will release the shares to the extent they have been fully paid for. The failure of Red River to purchase the Third Shares at the second closing (the "Second Closing") constitutes a default under the Note.

     At the Second Closing under the Agreement, Lowrie will sell to Red River three hundred thousand (300,000) Shares (the "Third Shares") at $1.00 per share or $300,000 payable in cash. The Second Closing will occur on or before November 15, 1996.

     In connection with the First Closing, Lowrie and Red River entered into a Voting Trust Agreement with respect to the Second and Third Shares under which Red River granted to Lowrie the right to vote the Second and Third Shares on all matters submitted to the shareholders of WCCI, but only upon the occurrence of an event of default under the Note and during the pendency thereof.

     Under the Agreement, Lowrie and WCCI have agreed to cause James E. Blacketer and Joe R. Love to be appointed as directors of WCCI, as well as a person to be selected by Red River at a future date, which person shall be subject to the approval of the existing WCCI Board. The new directors will not take office, however, until ten days after WCCI files with the Securities and Exchange Commission and mails to its shareholders a Statement on Form 14(f) disclosing the new board members as required under Section 14(f) of the Securities Exchange Act of 1934, as amended. At such time, the current board members, other than Lowrie, shall resign.

     Effective with the First Closing, James E. Blacketer was appointed President, Don Grimmitt was appointed Vice President of Operations and Secretary and Ted W. Strickland was appointed

Chief Financial Officer and Treasurer. Under the Agreement, Lowrie has agreed to remain as a director of WCCI for up to one year in order to assist with the transition.

     Under the Agreement Red River has agreed that immediately following the First Closing it will use its best efforts to arrange a suitable secondary offering for WCCI, with the primary goal of raising $5 to $7 million in new capital for WCCI.

     Prior to the purchase of the shares from Lowrie, none of Red River, its designees, nor any of their affiliates, owned any voting securities of WCCI. As a result of the foregoing purchases of shares from Lowrie, Red River owns 800,000 shares or 25.64% of WCCI's outstanding shares, Roger D. and Davina S. Lockhart, two of the designees of Red River, own 150,000 shares or 4.82% of WCCI's outstanding shares, and the two other designees own collectively 50,000 shares or 1.61% of WCCI's outstanding shares. As officers and directors of Red River, James E. Blacketer and Joe R. Love may each be deemed to beneficially own all 800,000 of the shares of WCCI owned directly by Red River. Red River is owned 100% by Shane Investments, L.C., a Texas limited liability company. The sole owner and manager of Shane is Joe Robert Love, Jr., an officer and director of Red River and the son of Joe R. Love. As an officer and director of Red River and the sole owner and manager of Shane, Joe Robert Love, Jr. is deemed to beneficially own all 800,000 of the shares of WCCI owned directly by Red River.

     WCCI knows of no other arrangements, the operation of which may, at a subsequent date, result in a change of control of WCCI.


Item 7. Financial Statements and Exhibits
-----------------------------------------

     (c) Exhibits

          9.1 Voting Trust Agreement between Troy H. Lowrie and Red River Concepts, Inc. dated as of September 20, 1996.

          10.1 Stock Purchase Agreement between Troy H. Lowrie, the Registrant and Red River Concepts, Inc. and its designees dated as of September 20, 1996.

                                   SIGNATURES
                                   ----------


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          WESTERN COUNTRY CLUBS, INC.




Date:    October 22, 1996                  By:  /S/ James E. Blacketer
                                               ---------------------------------
                                                James E. Blacketer, President




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